SECURITIES AND EXCHANGE COMMISSION

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): October 2, 2002


                                 Directrix, Inc.
             (Exact Name of Registrant as specified in its Charter)


         Delaware                       000-25111          13-4015248
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(State or other jurisdiction           (Commission      (IRS Employer of
   of incorporation)                   File Number)     Identification No.)


    136 Kinderkomack Road, Pine Ridge, NJ                     07656
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(Address of Principal Executive Offices)                (Zip Code)



Registrant's telephone number, including area code:  (201) 782-9730
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Item 5.  Other Events

On October 2, 2002 the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") approved an Order filed by Directrix, Inc. ("Directrix"), as debtor in possession, to appoint Joseph Finn Co. Inc. (the "Auctioneer") to conduct an auction of certain of Directrix' machinery and equipment. The machinery and equipment to be auctioned represent a significant portion of Directrix' assets and includes broadcast and network origination equipment which Directrix no longer needs as a result of the May 9, 2002 termination by Playboy Entertainment Group, Inc. ("Playboy") of a Master Services Agreement under which Directrix provided network origination and related technical services to Playboy. (Directrix disputes Playboy's termination of the agreement and has filed a lawsuit against Playboy in the Bankruptcy Court seeking damages as a consequence of the agreement's improper termination.)

The auction is scheduled for October 29, 2002. Directrix cannot estimate the amount of proceeds to be received from the auction at this time.

The Auctioneer will add a 10% buyer's premium to the sales price of the machinery and equipment sold at auction. The Auctioneer will be paid an amount equal to the buyer's premium and will be reimbursed for up to $25,000 of its expenses incurred in connection with the auction.

Directrix will retain certain office fixtures, furniture and equipment and technical equipment used to provide video encoding services as well as its library of rights in adult films. Directrix has moved to smaller premises from which it will continue to provide video encoding services and seek to exploit its rights in the adult film library.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   DIRECTRIX, INC.


                                   By:/s/ J. Roger Faherty
                                   ---------------------------------------
                                   J. Roger Faherty
                                   Chairman and Chief Executive Officer


Dated: October 17, 2002